EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT, dated September 30, 1995, is by and between Klockner Namasco Corporation, a Delaware corporation ("Seller"), and Wheeling-Pittsburgh Steel Corporation, a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller is in the business of manufacturing and selling roofing and siding products through its Namasco Building Products Division (the "Division"); and WHEREAS, Buyer desires to purchase and Seller desires to sell certain of the assets of the Division (a) located at Seller's (i) Norcross, Georgia facility and associated warehouses (the "Norcross Facility"), (ii) Memphis, Tennessee facility (the "Memphis Facility"), (iii) Clinton, North Carolina facility (the "Clinton Facility") and (iv) Ocoee, Florida facility (the "Ocoee Facility") and (b) on consignment with a customer of Seller located in Holmesville, Ohio on the terms and subject to the conditions set forth in this Agreement; NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Buyer and Seller hereby agree as follows:

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         ARTICLE I. ASSETS TO BE PURCHASED

         SECTION 1.1. DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller at the Closing in and to those certain operating assets, properties and rights (contractual or otherwise) of Seller which are used in connection with the business and operations of the Division (the "Business") as set forth below: (a) The machinery, equipment, tooling, parts, furniture, supplies and other tangible personal property (the "Personal Property") listed on Schedule 1.1(a);

                  (b) All prime raw materials, component parts, work-in-process and finished goods inventory and other primary inventory of the Division on hand at Closing (the "Inventory") but excluding all Inventory determined by the Buyer to not be "prime material" (the "Non-Prime Inventory") and listed on Schedule 1.1(b);

                  (c) The trademarks used in conducting the Business and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof, which Seller owns or has the right to use or to which Seller is a party and all filings, registrations or issuances of any of the foregoing with or by any Federal, state, local or foreign regulatory, administrative or governmental agency listed on
        Schedule 1.1(c) (collectively, the "Marks");

                  (d) All leases of equipment, vehicles or other tangible personal property (the "Personal Property Leases") listed on Schedule 1.1(d);

                  (e) All purchase and sales orders (the "Contracts") listed on Schedule 1.1(e);

                  (f) All books of account, customer lists, files, papers and records used in conducting the Business (all of which shall be subject to Seller's right to inspect and copy at Seller's expense during Buyer's normal business hours); and

                  (g)  All goodwill relating to the Division.

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         Notwithstanding the foregoing, there shall be excluded from the assets, properties, rights (contractual and otherwise) and business of Seller to be conveyed, sold, transferred, assigned and delivered to Buyer under this Agreement including, without limitation, the following: (i) cash and cash equivalents and investment securities, (ii) all accounts receivables (the "Receivables") relating to or arising out of the operation of the Division,
(iii) notes receivable from Seller and third parties to the Division, (iv) tax refunds paid to Seller, whether or not such tax refunds relate to the Division,
(v) all corporate minute books, stock records, tax returns and supporting schedules, books of original financial entry and internal accounting documents and records (all which shall be subject to Buyer's right to inspect and copy at Buyer's expense during Seller's normal business hours) and (vi) Non-Prime Inventory. All of the assets, properties, rights (contractual and otherwise) and business to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 1.1 are hereinafter collectively referred to as the "Property."

         SECTION 1.2. NON-ASSIGNMENT OF CERTAIN PROPERTY. To the extent that the assignment hereunder of any of the Personal Property Leases or Contracts shall require the consent of any other party (or in the event that any of the same shall be non- assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its
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best  efforts to obtain the  consents  of such other party to an  assignment  to
Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits of any such Personal Property Lease or Contract not assigned including, without limitation, enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other person with respect to any such Personal Property Lease or Contract; provided, however, that all expenses related thereto shall be borne by Buyer.

         SECTION 1.3. ACCOUNTS RECEIVABLE. At the Closing, Seller will deliver to Buyer a statement showing the name and amount of all Receivables existing as of the Closing other than any Receivables referred to a collection agency by Seller prior to the Closing Date (as hereinafter defined). Buyer will use reasonable commercial efforts to assist Seller in collecting all Receivables during the 90-day period following the Closing (the "Collection Period"), but in no event will Buyer be obligated to institute suit, retain a collection agency or institute any other extraordinary means of collection to collect any such Receivable. In the absence of any dispute by a Receivable debtor concerning a Receivable, all monies received from such debtor by the Buyer during the Collection Period will be applied to the Receivable until the account is fully paid before any monies are applied to Buyer's account with such debtor arising from Buyer's operation of the Division. In the event that a Receivable debtor notifies Buyer of a dispute by such debtor concerning a Receivable, all monies received from such debtor by the Buyer will be applied to the undisputed portion, if any, of such debtor's account with Seller

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until such  undisputed  portion is fully paid  before any monies are  applied to
Buyer's account with such debtor. Buyer shall pay over to Seller promptly after each week after the Closing an amount equal to any Receivable paid to Buyer during the preceding week. Buyer acknowledges that Seller shall be free to take all action, including the institution of legal proceedings, to collect any and all monies owing to Seller with respect to any Receivable, provided all such collection efforts shall be consistent with Seller's past practices. Seller acknowledges that Buyer has a substantial interest in the continued goodwill of the Division and the current relationships between the Division and its account debtors, and agrees that Seller will use commercially reasonable efforts not to interfere unduly with Buyer's relationships with the Division's account debtors.


         ARTICLE II. ASSUMPTION OF OBLIGATIONS

         SECTION 2.1. ASSUMPTION OF CERTAIN LIABILITIES. Buyer shall assume and perform all liabilities and obligations arising under the Personal Property Leases and the Contracts (except to the extent noted on Schedule 1.1(e)), to the extent such liabilities and obligations are first required to be performed after the Closing. The liabilities of Seller being assumed by Buyer are hereinafter referred to as the "Assumed Liabilities."

         SECTION 2.2. LIABILITIES NOT ASSUMED. With the exception of the Assumed Liabilities, Buyer shall not by execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, whether relating to the Division or any of Seller's other assets, operations, businesses or activities, or

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claims of such  liability or  obligation,  matured or  unmatured,  liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof including, without limitation, any liability (i) as of the Closing for wages, salaries, severance, pension or welfare benefits including, without limitation, accrued sick days and vacation days, for employees or former employees of the Division (except to the extent that Buyer receives the benefit of a pro rata adjustment pursuant to Section 3.5 hereof for any of such costs at Closing), (ii) as of the Closing for employee medical benefits based upon claims arising prior to the Closing, whether or not notice of such claim is received prior to or after Closing, (iii) for retroactive premium adjustments for workers' compensation, (iv) for commissions and other fees earned prior to the Closing by agents, salesmen and other
employees  or  former  employees  of  the  Division,   (v)  under  any  workers'
compensation claims based upon claims arising prior to the Closing, whether or not notice of such claim is received prior to or after the Closing and (vi) claims of any nature or kind relating to or arising out of products shipped prior to the Closing.

         ARTICLE III. PURCHASE PRICE

         SECTION 3.1. CONSIDERATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the Property and Seller's covenant not to compete set forth in Section 5.1 hereof and in full payment therefor, at the Closing Buyer shall (i) assume the Assumed Liabilities as provided in Section 2.1 hereof, (ii) deliver to Seller a certificate or certificates representing shares

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of restricted  common stock, par value $.01 per share (the "Common  Stock"),  of
WHX Corporation ("WHX") in accordance with Section 3.1(b) hereof and (iii) pay to Seller the consideration in the form and quantities described in, and in accordance with, Section 3.1(c) hereof (collectively, the "Purchase Price").


         (b) (i) The number of shares of Common Stock of WHX (the "WHX Common Stock") to be delivered by Buyer pursuant to Section 3.1(a) hereof shall be initially determined to be equal to the number (rounded to the highest whole number) derived by dividing (x) Two Million Dollars ($2,000,000) by (y) the "Average Market Price" (as hereinafter defined). Average Market Price shall mean $11.875, representing the average of the daily closing price of WHX Common Stock for the ten consecutive trading days preceding the Closing Date. Notwithstanding the foregoing, to the extent that the Average Market Price is different from the average of the daily closing price of WHX Common Stock for the ten consecutive trading days preceding the date upon which a registration statement (the "Registration Statement") with respect to the WHX Common Stock to be delivered hereunder is filed (the "Subsequent Average Market Price"), then an adjustment shall be made to the number of shares of WHX Common Stock to be delivered by Buyer to Seller in accordance with this Section 3.1(b). The amount of such adjustment shall be equal to the product (which may be positive or negative) of
(A) the difference between the Average Market Price and the Subsequent Average Market Price multiplied by (B) the number of shares of WHX Common Stock to be delivered by Buyer to Seller at Closing (the "Adjustment Amount").

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         (ii) (A) If the Average  Market Price  exceeds the  Subsequent  Average
Market Price, Buyer shall, as soon as practicable thereafter, deliver to Seller an additional certificate representing the sum of (X) the Adjustment Amount and
(Y) the Interest  Factor (as  hereinafter  defined).

         (B) If the Average Market Price is less than the Subsequent Average Market Price such that the Adjustment Amount reflects a decrease in the number of shares of WHX Common Stock to be delivered by Buyer to Seller in accordance with Section 3.1(a) hereof, but such Adjustment Amount is less than the Interest Factor, Buyer shall, as soon as practicable thereafter, deliver to Seller an additional certificate representing the net amount of the Interest Factor.

         (C) If the Average Market Price is less than the Subsequent Average Market Price such that the Adjustment Amount reflects a decrease in the number of shares of WHX Common Stock to be delivered by Buyer to Seller in accordance with Section 3.1(a) hereof, and such Adjustment Amount exceeds the Interest Factor, Seller shall promptly return to Buyer the stock certificate previously delivered thereby and, as soon as practicable thereafter, Buyer shall deliver to Seller a certificate representing (i) the number of shares of WHX Common Stock previously delivered thereto plus (ii) the Interest Factor less (iii) the foregoing Adjustment Amount. (D) The Interest Factor represents shares of WHX Common Stock and shall equal:

                          ($2,000,000) x (.09) x  Z
                                                 ----
                                                 365
                         ------------------------------
                         Subsequent Average Market Price

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with "Z"  representing  the number of days elapsed  between the Closing Date and the date upon which the  Registration  Statement is filed (the  "Filing  Date").

         (iii) (A) From the Filing Date until the date upon which the Registration Statement is declared effective (the "Effective Date") by the Securities and Exchange Commission (the "Commission"), interest shall accrue on the $2,000,000 represented by the WHX Common Stock to be delivered by Buyer to Seller hereunder at the rate of 9% per annum. Buyer shall pay Seller such interest in cash within five business days of the Effective Date.

                (B) Within one business day following the Effective Date, Buyer shall cause the delivery to Seller of an opinion of counsel, from counsel reasonably satisfactory to Seller, with respect to (i) the effectiveness of the Registration Statement and (ii) the due authorization and valid issuance of the shares of WHX Common Stock delivered by Buyer to Seller hereunder.

         (iv) In the event Seller, following the Effective Date, is prohibited from trading the WHX Common Stock to be delivered thereto hereunder by the terms of the Registration Rights Agreement (as hereinafter defined), interest shall accrue on the value of the WHX Common Stock then owned by Seller at such time at the rate of 9% per annum until such time as Seller is free to trade the WHX Common Stock in accordance with the Registration Rights Agreement. Buyer shall pay Seller such interest in cash within five business days of the date upon which such trading prohibition terminates.

         (v)   Anything   set   forth  in  this   Agreement   to  the   contrary
notwithstanding, if the Registration Statement is not declared effective by the Commission on or prior to December 31, 1995,

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(A) Buyer shall pay to Seller, within five business days thereafter,  $2,000,000 plus interest in cash at the rate of 9% per annum from the Closing Date through and including December 31, 1995, (B) Buyer shall have no obligation whatsoever to deliver shares of WHX Common Stock to Seller and (C) Seller shall promptly return to Buyer any certificates representing shares of WHX Common Stock previously delivered to Seller by Buyer.

         (c) (i) In consideration of the Inventory in the form of raw materials (the "Raw Materials Inventory") to be purchased by Buyer in accordance with this Agreement and at Gross Book Value (as hereinafter defined), Buyer shall, subject to Section 3.1(c)(ii) hereof, transfer to Seller an equivalent dollar value of
(A) hot dipped  galvanized coils, (B) hot rolled coils, (C) cold rolled coils or
(D) a combination thereof (collectively, the "Buyer Raw Materials"), in the quantities and of the quality set forth on, and priced in accordance with,
Schedule 3.1. Buyer Raw Materials shall be adjusted to reflect the value of that certain product set forth on Schedule 3.1 which has previously been sold to Seller by Buyer but, as of the date of Closing, has not been paid for by Seller. Upon the effectiveness of the Closing, Seller shall be deemed to have timely and fully paid for all such product. Interest shall accrue on any unpaid balance of Buyer Raw Materials due Seller not received by 12:00 noon on the last business day of each month during which such balance is due at a rate of .75% per month following the Closing and such interest shall be payable by Buyer in the form of Buyer Raw Materials.

              (ii) In consideration of the finished Inventory (the "Finished Inventory") to be purchased by Buyer in accordance with

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this  Agreement,  Buyer  shall  pay to  Seller,  in  cash by  wire  transfer  of immediately available funds to a bank account designated by Seller, an amount equal to the Gross Book Value of the Finished Inventory up to a maximum of One Million Three Hundred Thousand Dollars ($1,300,000); provided, however, that if the Gross Book Value of the Finished Inventory exceeds $1,300,000, Buyer shall pay to Seller such excess in the form of Buyer Raw Materials, the type, quality and quantities of which shall be mutually agreed upon by Buyer and Seller. Anything to the contrary set forth in this Agreement notwithstanding, if the Gross Book Value of the Finished Inventory is less than $1,300,000, the difference (up to $1,300,000) shall be paid by Buyer to Seller, in cash by wire transfer of immediately available funds to a bank account designated by Seller, in consideration of the Raw Materials Inventory to be purchased by Buyer pursuant to Section 3.1(c)(i) hereof. For purposes of this Section 3.1(c), "Gross Book Value" shall mean the sum of (A) the actual material cost paid by Seller, (B) actual cost of inbound freight and (C) storage, processing, handling and manufacturing charges, each of which shall be consistent with Seller's past practices.

         SECTION 3.2. ADJUSTMENT OF INVENTORY.

         (a) Immediately after the Closing Date, Seller and Buyer shall jointly audit the Gross Book Value of Inventory other than Non-Prime Inventory (the "Inventory Valuation"). The accounting procedures used to prepare the Inventory Valuation shall include the taking of a physical inventory on the day preceding the Closing Date or such other date as shall be mutually agreed upon by Buyer and Seller. Buyer and its independent public accountants shall be

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entitled to  participate  in the taking of such physical  inventory.  During the ten-day period following the Closing Date, Buyer and its accountants shall be permitted to discuss with Seller and its accountants the proposed Inventory Valuation and Buyer and its accountants shall from and after the Closing Date have full access upon reasonable notice and at all reasonable times during normal business hours to the work papers and supporting records of Seller and its accountants related to the Inventory Valuation.

         (b) If within fifteen (15) days after the Closing Date, Buyer notifies Seller in writing that modifications are required to be made in order for the Inventory Valuation to present fairly the Gross Book Value of the Inventory in accordance with this Agreement (the "Modification Notice"), the Inventory
Valuation shall be so modified effective as of the fifteenth (15) day after Seller's receipt of the Modification Notice; provided, however, if within fourteen (14) days after receipt of the Modification Notice from Buyer, Seller notifies Buyer of Seller's disagreement with respect to any of the modifications, the modifications subject to such disagreement shall be determined by a "big six" accounting firm mutually acceptable to Buyer and Seller (the "Independent Public Accountant") in accordance with the terms of this Agreement, on the basis of such procedures as the Independent Public Accountant, in its sole judgment, deems applicable and appropriate, taking into account the nature of the issues, the amount(s) in dispute and the respective positions asserted by the parties. If Buyer does not notify Seller that modifications to the Inventory Valuation are required within such fifteen (15) day period, Buyer shall be deemed to have accepted the Inventory Valuation; provided, however, that

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such deemed  acceptance  of Buyer shall not modify or alter the  representations and warranties of Seller contained in this Agreement. The Independent Public Accountant shall review the disputed matters and as promptly as practicable
deliver  to  Buyer  and  Seller  a  statement  in  writing   setting  forth  its
determination as to the proper treatment of the modifications as to which there was disagreement, and such determination shall be final and binding upon the parties hereto without any further right of appeal. All charges of the Independent Public Accountant incurred in making such determination shall be borne equally by Buyer and Seller.

         (c) If the Gross Book Value of the Inventory reflected on the Inventory Valuation, as may be adjusted pursuant to Section 3.2(b), exceeds the estimated value paid at Closing, the Purchase Price shall be increased by an amount equal to the amount of such excess (such amount a "Purchase Price Increase"). If the Gross book Value of Inventory reflected on the Inventory Valuation, as may be adjusted pursuant to Section 3.2(b), is less than the estimated value paid at Closing, the Purchase Price shall be decreased by an amount equal to the amount of such shortfall (such amount a "Purchase Price Decrease").

         (d) If there is a Purchase Price Increase, Buyer shall pay to Seller, on such date as shall be mutually agreed upon by Buyer and Seller following the date of the final determination thereof, the amount of the Purchase Price Increase. If there is a Purchase Price Decrease, Seller shall pay to Buyer, on such date as shall be mutually agreed upon by Buyer and Seller following the date of the final determination thereof, the amount of the Purchase Price Decrease. Any payment made by Buyer to Seller pursuant to

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this Section  3.2(d) shall be payable in accordance  with Section 3.1(c) hereof.


         SECTION 3.3. PURCHASE PRICE ALLOCATION. Seller and Buyer hereby agree that the Purchase Price for the Property shall be allocated for purposes of this Agreement and for Federal, state and local tax purposes as set forth on an allocation certificate in the form attached hereto as Exhibit A (the "Allocation Certificate") to be executed by Buyer and Seller at the Closing. Buyer and Seller shall file all Federal, state, local and foreign tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth on such Allocation Certificate. Any aggregate Purchase Price Increase or Purchase Price Decrease shall adjust the dollar value allocated to the asset categories to which it is attributable.

         SECTION 3.4. ADJUSTMENTS. The Closing shall be deemed to occur as of 11:59 p.m. on the Closing Date and for all purposes, any adjustments under this Agreement including, without limitation, pursuant to Section 3.2 hereof, shall be deemed to be made as of such time. Section 3.5. Prorations. Seller and Buyer shall pro-rate between them, as of the Closing, all personal property taxes, sewer, water, gas, electrical and similar utility charges applicable to the Business (collectively, the "Pro Rated Items"). The Pro Rated Items shall be calculated as soon as practical after the Closing by Seller and Buyer but in no event later than thirty (30) days after Closing and the appropriate party shall be paid within five (5) business days of the determination thereof.


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         ARTICLE IV. REPRESENTATIONS AND WARRANTIES

         SECTION  4.1.  Buyer  represents  and  warrants  to  Seller  that:

                  (a)   CORPORATE   EXISTENCE.   Buyer  is  a  corporation  duly
         organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) AUTHORIZATION; VALIDITY. Buyer has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. All necessary corporate action has been taken by Buyer with respect to the execution, delivery and performance by Buyer of this Agreement and the consummation of the transaction contemplated hereby. Assuming the due execution and delivery of this Agreement by Seller, this Agreement is a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally, and the discretion of the court before which any proceeding therefore may be brought.

                  (c) LITIGATION. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the best knowledge of Buyer, threatened against Buyer, at law or in equity, before any Federal, state or local court or regulatory agency, or other governmental authority, which might have an adverse effect on Buyer's ability to perform any of its obligations under this Agreement or upon the consummation of the transactions contemplated by this Agreement.

                  (d) NO BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any court or governmental authority applicable to Buyer or any of its material properties; breach or conflict with any of the terms, provisions or conditions of the Certificate of Incorporation, as amended, or By-laws, as amended, of Buyer; or violate, conflict with or breach any agreement, contract, mortgage, instrument, indenture or license to which Buyer is party or by which Buyer is or may be bound, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any encumbrance upon, or give to any other party or parties, any claim, interest or right, including rights of termination or cancellation in, or with respect to any of Buyer's properties.

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                  (e) BROKERS. All negotiations  relative to this Agreement and the transactions contemplated hereby have been carried on by or on behalf of Buyer in such a manner as not to give rise to any claim against Buyer, Seller or the Property for a finder's fee, brokerage commission, advisory fee or other similar payment.

                  (f) WHX COMMON STOCK. The authorized capital stock of WHX consists of 60,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.10 per share. As of September 27, 1995, 27,821,756 shares of WHX Common Stock were issued and outstanding. All shares of WHX Common Stock to be issued and delivered to Seller in connection with the transactions contemplated hereby will be duly and validly issued, fully paid and nonassessable. There is no personal liability, and there are no preemptive or similar rights, attached to the WHX Common Stock.

                  (g) Buyer Raw Materials. The value of the Buyer Raw Materials reflected in Buyer's financial statements has been determined in accordance with generally accepted accounting principles applied on a basis consistent with past practice and such Buyer Raw Materials have been valued for purposes of such financial statements in accordance with Buyer's normal inventory policy of stating inventory at the lower of cost or market. The Buyer Raw Materials to be delivered to Seller pursuant to Section 3.1(c) hereof do not include any non-prime scrap or regrind materials. The Buyer Raw Materials are free and clear of all pledges, liens, security interests, encumbrances, charges, equities and other restrictions whatsoever.

         Section 4.2. Seller represents and warrants to Buyer that:

                  (a) CORPORATE EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own, operate or lease the Property and to carry on the Business as now being conducted. As a result of the Business conducted by the Division or the character or location of the Property, Seller is duly qualified to do business and is in good standing in those jurisdictions listed on Schedule 4.2(a), which are the jurisdictions where the Property is located.

                  (b) AUTHORIZATION:   VALIDITY.   Seller  has  all   requisite
        corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby without the approval of any third party except as set forth on
        Schedule 4.2(b). All necessary corporate action has been taken by Seller with respect to the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. Assuming the due execution and delivery of this Agreement by Buyer, this Agreement is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms,
         subject  to  applicable  bankruptcy,  insolvency,   reorganization  and
         moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally, and the discretion of the court before which any proceeding therefor may be brought.

                  (c) NO BREACH OF STATUTE OR CONTRACT.  Except as set forth on
         Schedule 4.2(c), neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any court or governmental authority applicable to Seller which would have a materially adverse effect on the Property; breach or conflict with any of the terms, provisions or conditions of the Certificate of Incorporation, as amended, or By-Laws, as amended, of Seller; or violate, conflict with or breach any material agreement, contract, mortgage, instrument, indenture or license to which Seller is a party or by which Seller is or may be bound with respect to the Property or the Business, or constitute a material default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any encumbrance upon, or give to any other party or parties any claim, interest or right, including rights of termination or cancellation in, or with respect to the Property.

                  (d) SUBSIDIARIES. Seller has no subsidiaries which conduct or carry on the Business, or equity investments in any other corporation, association, partnership, joint venture or other entity which conducts or carries on the Business.

                  (e) FINANCIAL STATEMENTS. The following financial statements of Seller, which have been furnished previously to Buyer by Seller and initialed for identification by officers of Seller and Buyer are true and correct in all material respects and, with respect to the Business and the Division, complete, have been derived from and are in accordance with the books and records of Seller and fairly present the financial condition of the Division as at the dates stated and the results of operations of the Division for the periods then ended: the financial statements and notes thereto included in the Building Products Information Package, dated May 31, 1995 (the "Financial Statements").

                  (f) LIABILITIES.  Except  as set  forth on  Schedule  4.2(f),
         Seller  has  no  liability  or  obligation   of  any  nature   (whether
         liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) in respect of the Property except:

                       (i) those set forth or reflected in the Financial Statements which have not been paid or discharged since the date thereof;

                       (ii) those arising under agreements or other  commitments
                  expressly  identified in any Schedule hereto  including,  but
                  not  limited  to,  the  Personal   Property  Leases  and  the
                  Contracts; and

                      (iii) current  liabilities  arising in the  ordinary  and
                  usual course of the Business subsequent to May 31, 1995 which are accurately reflected on its books and records in a manner consistent with past practice.

                  (g) MARKS.  Schedule 1.1(c) sets forth all trademarks used in conducting the Business and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which Seller owns or has the right to use or to which Seller is a party and all filings, registrations or issuances of any of the foregoing with or by any Federal, state, local or foreign regulatory, administrative or governmental agency or agencies. Except as set forth on Schedule 4.2(g), Seller is the sole and exclusive owner of all right, title and interest in and to the Marks free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever. To the best knowledge of Seller and except as disclosed herein, the Business as conducted prior to the Closing, and the sale by Seller and ownership by Buyer of any of the Property was not, is not and will not be in contravention of any of the Marks or other proprietary right of any third party.

         Except as set forth in Schedule 4.2(g), none of the Marks has been hypothecated, sold, assigned or licensed by Seller or, to the best knowledge of Seller, any other person, corporation, firm or other legal entity; or infringe upon or violate the rights of any person, firm, corporation, or other legal entity, Except as set forth in Schedule 4.2(g), Seller has not given any indemnification against trademark infringement as to any equipment, materials, products, services or supplies which the Division uses, licenses or sells; there is not pending or, to the best knowledge of Seller, threatened any claim to sell, engage in or employ any such product, process, method or operation.

                  (h) COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.2(h), Seller is in compliance in all material respects with all laws, ordinances, regulations and orders applicable to the Property and has no notice of any material violations, whether actual, claimed or alleged, thereof.

                  (i) BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by or on behalf of Seller in such a manner as not to give rise to any claim against Seller or the Property for a finder's fee, brokerage commission, advisory fee or other similar payment.



                   (j) EMPLOYEES. With respect to the employees of Seller set forth on Schedule 4.2(j) (the "Scheduled Employees"), there are no outstanding liabilities or obligations related to their employment by Seller. With respect to (i) the Scheduled Employees, in the event they are terminated by Seller and subsequently hired by Buyer following the Closing, or (ii) any other present or former employee of Seller, Buyer shall not be subject to any claims of liability whatsoever.



                   (k) RESTRICTIVE DOCUMENTS OR LAWS. Seller is not a party to or bound under any, and there is no pending, proposed or, to the best knowledge of Seller, threatened certificate, mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree, or any similar restriction which materially adversely affects, or reasonably could be expected materially adversely to affect the Property.

                  (l) TITLE TO PROPERTIES. Except as set forth on Schedule 4.2(l), and except with respect to personal property leased pursuant to the Personal Property Leases, Seller has marketable title to the Property. Except as set forth on Schedule 4.2(l), all such properties are held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever.

                  Except as set forth on Schedule 4.2(l) which liens shall be discharged by Seller prior to the Closing, no financing statement under the Uniform Commercial Code or similar law naming the Seller as debtor has been filed in any jurisdiction in respect of the Property, and Seller is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement.

                  All machinery and equipment is being purchased by Buyer in "as is" and "where is" condition and Seller makes no warranties, express or implied, of merchantability or fitness for particular purpose.

                  (m) CONTRACTS AND COMMITMENTS. Schedules 1.1(d) and 1.1(e) list all personal property leases, and purchase and sales orders used in conducting or related to the Business, other than purchase and sale orders incurred in the ordinary course of business of the Division which are currently in effect and do not exceed $10,000. All of the Personal Property Leases and the Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective provisions, except as enforceability may be limited by applicable law and general rules of equity. Seller has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under the Personal Property Lease or the Contracts. Neither Seller nor, to the best knowledge of Seller, any other party thereto is in material violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a material violation or a default of any Personal Property Lease or Contract. No notice has been received by Seller claiming any such default by Seller or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

                  (n) Inventories. Except as set forth on Schedule 4.2(n), the Inventory (i) reflected in the Financial Statements has been determined on a basis consistent with past practice, has been valued for purposes of the Financial Statements in accordance with the Seller's normal inventory valuation policy of stating inventory at the lower of cost (on a first-in, first-out weighted average basis) or market and (ii) does not include any non-prime scrap or regrind materials. The level of the Inventory is reasonable by the present circumstances of the Business. Since the date of the Financial Statements, there have been no changes in the Inventory except changes in the ordinary course of business of the Division. Except as set forth on Schedule 4.2(n) which liens will be discharged at or prior to the Closing, the Inventory is free and clear of all pledges, liens, security interests, encumbrances, charges, equities and other restrictions whatsoever.

                  (o) Books of Account: Records. The general ledgers, books of account and other records of Seller in respect of the Business are in all material respects complete and correct, have been maintained in accordance with good business practices and the matters contained therein are appropriately and accurately reflected in the Financial Statements.

                  (p) Credit Terms; Product Warranties. Schedule 4.2(p) sets forth all the terms and conditions of credit given to any customer of the Division in the ordinary course and all discounts given by Seller to its customers. Schedule 4.2(p) sets forth a copy of Seller's standard warranties and guarantees and any material departures therefrom.

                  (q) Clinton Facility. Seller has removed a certain barrel of dye located at the Clinton Facility and caused the remediation of surrounding soils and groundwater to the extent such soils or groundwater have become contaminated due to such barrel of dye and required remediation pursuant to law or pursuant to regulatory order.

                  (r) Investment Representation. Seller will acquire the shares of WHX Common Stock to be delivered to it pursuant to this Agreement for investment and not with a view to the resale or distribution thereof. Seller is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment and Seller acknowledges that when issued such shares will be restricted securities which may not be sold without registration or exemption from registration under the Securities Act and applicable state securities laws and that, except as provided in the Registration Rights Agreement, Buyer has no present intention of registering the shares of WHX Common Stock, and that the certificate evidencing said shares will bear a legend reading substantially as follows:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR AN OPINION OF COUNSEL TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."

                  (s) COMPLETE DISCLOSURE. No representation or warranty made by Seller in this Agreement and no exhibit, schedule or certificate furnished to Buyer by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain at Closing, any untrue statement of a material fact or omits or will omit to state at Closing a material fact necessary to make the statements contained herein and therein not misleading.


                              ARTICLE V. COVENANTS

         SECTION 5.1. COVENANT NOT TO COMPETE. Seller agrees that it will not, for a period of five years following the date of this Agreement, engage, directly or indirectly, whether on its own account or as a shareholder, partner, joint venturer or agent of any person, firm, corporation or other entity or otherwise, directly or indirectly, in any or all of the following activities:

               (a) enter into or engage in any business which competes with the Business in the manufacturing and sale of roofing and siding products (the "Products") to the construction market in the United States; or

               (b) solicit customers or business patronage which results in competition with the Business for the purchase of Products within the United States.

         Notwithstanding the foregoing, Seller shall be free from this and all other restrictions to sell, transfer and otherwise dispose of, at its discretion, (i) the finished Non-Prime Inventory not purchased by Buyer, (ii) non-prime coils to manufacturers of roofing and siding products and (iii) any inventory and products not transferred to Buyer following Buyer's physical inventory related to Seller's customer in Holmesville, Ohio.

         SECTION 5.2. COVENANT AGAINST DISCLOSURE. Except as required by law or court order, Seller agrees not to (a) disclose to any person, association, firm, corporation or other entity (other than Buyer or those designated in writing by Buyer) in any manner, directly or indirectly, any confidential information or data constituting assets of the Business, whether of a technical or commercial nature, or (b) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation, limited liability company or other entity (other than Buyer or those designated in writing by Buyer) to use, in any manner, directly or indirectly, any such information or data, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of Sections 5.1 and 5.2 hereof by Seller. The parties further agree to be bound by the terms of that certain Confidentiality Agreement, dated July 12, 1995, by and between Buyer and Seller; provided, however, that this Agreement shall govern in the event of any conflict. Anything set forth in this

Agreement to the contrary notwithstanding, this provision confers on Buyer no rights with respect to any information applicable to the business of the Buyer other than the Business.


         SECTION 5.3. COVENANT AGAINST HIRING. Seller understands that in Buyer's view it is essential to the successful operation of the Business acquired from Seller that Buyer retain substantially unimpaired (to an extent determined by Buyer in its sole discretion) the Division's operating organization. Seller shall not take any action which would induce any employee or representative of the Division not to become or continue as an employee or representative of Buyer. Without limiting the generality of the foregoing, Seller shall not without the prior written consent of Buyer, whether directly or indirectly, through any subsidiary or affiliate, employ, whether as an employee, officer, agent, consultant or independent contractor, or enter into any partnership, joint venture or other business association with, any person who was at the time of Closing an employee, representative or officer of the Division and who accepts a position of employment with Buyer within 30 days of Closing, for a period of eight (8) months after such person ceases or has ceased, for any reason, to be an employee, representative or officer of Seller.

         SECTION 5.4. INJUNCTIVE RELIEF. Seller acknowledges and agrees that Buyer's remedy at law for any breach of any of Seller's obligations under
Section 5.1, 5.2 or 5.3 hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of Section 5.1, 5.2 or 5.3 without the necessity of proof of actual damage.

         SECTION 5.5. ACCESS TO RECORDS. Except as provided in the next sentence, between the date hereof and the Closing, Seller shall provide Buyer and its agents with full access to the properties and records of Seller pertaining to the Property during normal business hours and shall allow Buyer and its agents, at Buyer's expense, to make copies of such documents, records and other information pertaining to the Business as Buyer may request. If this Agreement is terminated pursuant to Article IX hereof, any documents supplied by Seller to Buyer or its agents shall be delivered by Buyer and such agents to Seller.

         SECTION 5.6. CONDUCT OF BUSINESS PRIOR TO CLOSING. Seller agrees that on and or after May 31, 1995 (except for Section 5.6(vi) hereof, in which case August 9, 1995 shall be the reference date) and prior to the Closing, Seller shall not in respect of the Property without the consent of Buyer:

               (i) incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent) except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

               (ii) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than liabilities payable in the ordinary course of business;

               (iii) mortgage, pledge or subject to lien, charge or any encumbrance, any of the Property or agree so to do;

               (iv) sell or transfer or agree to sell or transfer any of the Property, or cancel or agree to cancel any debt or claim, except in each case in the ordinary course of business;

               (v) terminate any Contract to which it is a party; or

               (vi) directly or indirectly, solicit or encourage (including by way of furnishing any nonpublic information concerning the Business), or enter into any negotiations or discussions concerning, any Acquisition Proposal (as hereinafter defined). Seller will notify Buyer promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, Seller. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by Seller prior to the Closing for a merger or other business combination involving the Division, or for the acquisition of, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of the Division, other than the one contemplated by this Agreement.

         SECTION  5.7.  SEVERABILITY.  With  respect  to any  provision  of this
Article V finally determined by a court of competent jurisdiction to be unenforceable, Seller and Buyer hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Article V cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of Article V of this Agreement shall remain in full force and effect.

         SECTION 5.8. FURTHER ASSURANCES. On and after the Closing, Seller shall prepare, execute and deliver, at Buyer's expense, such further and necessary instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further and necessary action as Buyer's counsel shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Property or to consummate, in any other manner, the terms and conditions of this Agreement. On and after the Closing, Buyer shall prepare, execute and deliver, at Seller's expense, such further and necessary instruments, and shall take or cause to be taken such other or further and necessary action as Seller's counsel shall reasonably request at any time or from time to time in order to confirm or evidence Buyer's assumption of the Assumed Liabilities or to consummate, in any other manner, the terms and conditions of this Agreement.

         SECTION 5.9. ANNOUNCEMENTS. Neither party to this Agreement shall make any public announcements prior to the Closing with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto, except as required by law.

         SECTION 5.10. CONSENTS. The parties hereto agree to use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary for the consummation of the transactions contemplated hereby.

         SECTION 5.11. EMPLOYEE MATTERS.

         Seller recognizes that Buyer shall not be required to employ any employees of Seller or the Business. Buyer recognizes that the scope of employment of many of the employees of Seller includes responsibilities other than matters related to the Business and therefore the service of such employees may have continuing value to the Seller. Consequently, Buyer agrees that it will not make any offer of employment to any present employees without first obtaining the consent of the Seller. Buyer shall not interfere with Seller's offering continued employment to such employees. In the event that Buyer, with the Seller's consent, shall employ an employee of the Seller, Buyer shall not be deemed a successor employer.

                               ARTICLE VI. CLOSING

         SECTION 6.1. CLOSING. This transaction shall close and all deliveries to be made at the time of closing shall take place at 10:00 a.m., New York time, September 30, 1995, at the offices of Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York, 10022, or at such other place or date as may be agreed upon from time to time in writing by Seller and Buyer (the "Closing"). The date upon which the Closing shall occur is referred to in this Agreement as the "Closing Date."

         SECTION 6.2. DELIVERIES BY SELLER. At or prior to the Closing, Seller shall deliver to Buyer, duly and properly executed, the following:

         (a) Good and sufficient General Conveyance, Assignment and Bill of Sale, in the form attached hereto as Exhibit B, conveying, selling, transferring and assigning to Buyer title to all of the Property, free and clear of all security interests, liens, charges, encumbrances or equities whatsoever, except for those assumed by Buyer pursuant to this Agreement or approved in writing by Buyer prior to the Closing (the "General Conveyances, Assignment and Bill of Sale").

         (b) Assignments and Assumptions of the Personal Property Leases and the Contracts, in the form attached hereto as Exhibit C, and shall include, to the extent obtained, the written consents of all parties necessary in order to duly transfer all of Seller's rights thereunder to Buyer (the "Assignment and Assumption Agreement").

         (c) Assignment of the Marks, in the form attached hereto as Exhibit D, conveying, transferring and assigning to Buyer, all of Seller's right, title and interest to such Marks (the "U.S. Trademarks Assignment").

         (d) Resolutions of the Board of Directors of Seller, authorizing the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder, certified by the Divisional Controller of Seller.

         (e) The Certificate of Incorporation of Seller, certified as of a recent date by the Secretary of State of Delaware.

         (f) A certificate of the Secretary of State of Delaware, dated as of a recent date, as to the good standing of Seller in such state, along with telephonic confirmation of such good standing on the Closing Date.

         (g) A  certificate  of the  Secretary  of State of each state listed on
     Schedule 4.2(a), dated as of a recent date, as to the good standing of Seller in each such state.

         (h) The legal opinion of counsel to Seller, in the form attached hereto as Exhibit E.

         (i) Toll Processing Agreements for the production of roofing and siding products at each of the Norcross Facility and Memphis Facility, the material terms of which are set forth in Exhibit F attached hereto, which agreement with respect to the Norcross Facility may be terminated by Buyer upon 60 days' prior written notice to Seller and which agreement with respect to the Memphis Facility shall terminate on November 30, 1995 (together, the "Toll Processing Agreements"). If Buyer fails to remove any Property from the Norcross Facility following the termination of the Toll Processing Agreement related thereto, Buyer shall pay Seller an amount equal to the pro rata portion of all amounts due under the lease related to the Norcross Facility based upon (A) the square footage occupied by the Property and (B) the length of time following termination of such Toll Processing Agreement that such Property remains at the Norcoss Facility. Buyer shall make such payment or payments to Seller within five business days following the end of each month during which the Property remains at the Norcross Facility following termination of the Toll Processing Agreement related thereto.

         (j) An Agreement as to Lease with respect to the Clinton Facility, in the form attached hereto as Exhibit G (the "Agreement to Lease").

         (k) An Investment Representation letter, in the form attached hereto as Exhibit J.

         (l) Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

         SECTION 6.3. DELIVERIES BY BUYER. On or prior to the Closing, Buyer shall deliver to Seller the Purchase Price in accordance with Sections 3.1 and
3.2 hereof, and shall deliver to Seller, all duly and property executed, the following:

         (a) The Assignment and Assumption Agreement.

         (b) Resolutions of the Executive Committee of the Board of Directors of Buyer, authorizing the execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder, certified by the Secretary of Buyer.

         (c) Resolutions of the Executive Committee of the Board of Directors of WHX, authorizing the issuance of the WHX Common Stock to be delivered to Seller in accordance with Section 3.1(b) hereof and the execution and delivery of the Registration Rights Agreement by WHX and the performance of its obligations thereunder, certified by the Assistant Secretary of WHX.

         (d) The Certificate of Incorporation of Buyer, as amended, certified as of a recent date by the Secretary of State of Delaware.

         (e) The Certificate of Incorporation of WHX, as amended, certified as of a recent date by the Secretary of State of Delaware.

         (f) A certificate of the Secretary of State of Delaware dated as of a recent date as to the good standing of Buyer in such state, along with telephonic confirmation of such good standing on the Closing Date.

         (g) A certificate of the Secretary of State of Delaware dated as of a recent date as to the good standing of WHX in such state, along with telephonic confirmation of such good standing on the Closing Date.

         (h) The legal opinion of counsel to Buyer, in the form attached hereto as Exhibit H.

         (i) The Toll Processing Agreements.

         (j) A Registration  Rights  Agreement,  in the form attached  hereto as
     Exhibit I (the "Registration Rights Agreement").

         (k) Such other separate instruments of assumption that Seller may reasonably deem necessary or appropriate in order to confirm or evidence Buyer's assumption of the Assumed Liabilities.

         Section  6.4.  Environmental  Transfer  Statutes.   Seller  shall  have
prepared, delivered and filed the appropriate environmental transfer documents, if any, required under the applicable state environmental transfer statutes.

         ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS

         SECTION 7.1. CONDITIONS TO OBLIGATIONS OF BUYER. Each and every obligation of Buyer to be performed at the Closing shall be subject to the satisfaction as of or before the Closing of the following conditions (unless waived in writing by Buyer):

         (a) Representations and Warranties. Seller's representations and warranties set forth in Section 4.2 hereof shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made as of the Closing.

         (b) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller, shall have been fully performed and complied with in all material respects on or prior to the Closing including, without limitation, the delivery of the fully executed instruments and documents in accordance with Section 6.2.

         (c) No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, Seller or the Property for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

         (d) Environmental Transfer Statutes. Seller shall have prepared, delivered and filed the appropriate environmental transfer documents, if any, required under the applicable state environmental transfer statutes.

         SECTION 7.2. CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller): (a) Representations and Warranties. Buyer's representations and warranties set forth in Section 4.1 hereof shall have been true and correct when made and shall be true and correct at and as of the Closing as if such representations and warranties were made as of such time and date.

         (b) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been fully performed and complied with in all material respects on or prior to the Closing including the delivery of funds and the fully executed instruments and documents in accordance with Section 6.3.

         (c) No Adverse Proceeding. At the Closing there shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, Seller or the Property for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.


                          ARTICLE VIII. INDEMNIFICATION

        SECTION 8.1.  SURVIVAL OF  REPRESENTATIONS,
                      WARRANTIES AND AGREEMENTS.

         Subject to the limitations set forth in this Article VIII and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Buyer or Seller, all representations, warranties, covenants and agreements of Buyer and Seller in this Agreement and in the Additional Documents (as set forth hereinbelow) shall survive the execution, delivery and performance of this Agreement and shall be deemed to have been made again by Buyer and Seller at and as of the Closing. All statements contained in any Additional Document or Schedule or Exhibit hereto shall be deemed representations and warranties of Buyer and Seller set forth in this Agreement within the meaning of this Article.

         SECTION 8.2. INDEMNIFICATION.

         (a) Subject to the limitations set forth in this Article VIII, Seller shall indemnify and hold harmless Buyer from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation excluding, however, recoveries in respect of lost profits or consequential damages

     (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of buyer as the Indemnified Party (as defined below)):

                        (i)  Any   inaccuracy  in  or  breach  of  any  of  the
                    representations, warranties or agreements made by Seller in this Agreement or the non-performance of any covenant or obligation to be performed by Seller;

                         (ii) Any liability  imposed upon Buyer as transferee of
                    the Property, or otherwise relating to the conduct of the Business and operations of the Division prior to the Closing including, without limitation, liability under the Workers Adjustment and Retraining Notification Act, as amended, or any similar federal, state or local plant closing, employment termination or related laws, except to the extent such liability may be expressly assumed by Buyer pursuant to
                    Section 2.1 hereof;

                         (iii) Any  liability  imposed  upon  Buyer by virtue of
                    Buyer's status as a party to this Agreement and the transactions contemplated hereby and arising out of or relating to any of Seller's other assets, operations, businesses or activities which are not a part of the Division;

                         (iv) Any  misrepresentation in or any omission from any
                    certificate, Schedule or Exhibit (collectively, the "Additional Documents") furnished or to be furnished by or on behalf of Seller under this Agreement;

                         (v) Any  liability  for  payment by Seller of  Federal,
                    state or local taxes; or

                         (vi) Seller's  failure to comply with the bulk transfer
                    laws of any state or its misapplication of the proceeds of the purchase price of the Property in fraud of its creditors.

          (b) Subject to the limitations set forth in this Article VIII, Buyer shall indemnify and hold harmless Seller from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of Seller as the Indemnified Party):

                         (i) Any inaccuracy in or breach of any of the representations, warranties or agreements made by Buyer in this Agreement or the non-performance of any covenant or obligation to be performed by Buyer;

                         (ii) Any  liability  imposed upon Seller as a result of
                    Buyer's use of the Property after the Closing; or

                         (iii) The  nonperformance or nonpayment by Buyer of any
                    of the Assumed Liabilities.

          (c) For purposes of this Article VII, all Damages shall be computed net of any insurance coverage with respect thereto which, reduces the Damages that would otherwise be sustained; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

          (d) Without duplication of Damages, Buyer or Seller, as the case may be, shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in subsections (a) and (b) above if the same shall be suffered by any parent, subsidiary or affiliate of Buyer or Seller, respectively.

          SECTION   8.3.    LIMITATIONS   ON    INDEMNIFICATIONS.    Rights   to
indemnification hereunder are subject to the following limitations:

          (a) Neither Buyer nor Seller shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim (or, if more than one Indemnifiable Claim is asserted, with respect to all Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $50,000 in which event the indemnity provided for in Section 8.2 hereof shall be effective with respect to only so much of such damages as exceeds $50,000.

          (b) Any term or provision of this Agreement to the contrary notwithstanding, the liability of each party to the other party under this Agreement and the indemnification provisions set forth herein shall not exceed One Million Dollars ($1,000,000).

          (c) The obligation of indemnity provided herein with respect to the representations and warranties set forth in Section 4.2(h) hereof shall terminate three years after the Closing.

          (d) The obligation of indemnity provided herein with respect to the representations and warranties set forth in Section 4.2(l) hereof as they relate to title shall not terminate.

          (e) The obligation of indemnity provided herein with respect to the representations and warranties set forth in Section 4.2(j) hereof shall terminate upon expiration of the statutes of limitations applicable to the items contained therein.

          (f) The obligation of indemnity provided herein resulting from the assertion of liability by third parties with respect to the representations and warranties set forth in Section 4.1 and Section 4.2 hereof (except
     Section 4.2(h), Section 4.2(l) as they relate to title and Section 4.2(j) hereof) shall terminate one year after the Closing.

          (g) The obligation of indemnity provided herein with respect to the representations and warranties set forth in Section 4.2(q) hereof shall terminate six years after the Closing.

          (h) If, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by the party seeking indemnification (the "Indemnified Party") including in detail the basis therefor to the party from whom indemnification is sought (the "Indemnifying Party") or a suit or action based upon a claimed breach is commenced against the Indemnified Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

         SECTION 8.4.    INDEMNITY PROCEDURES WITH RESPECT TO
                         THIRD PARTY CLAIMS.

         The Indemnified Party will give the Indemnifying Party prompt written notice of any third party claim, demand, assessment, suit or proceeding to which the indemnity set forth in Section 8.2 applies, which notice to be effective must describe said claim in reasonable detail (the "Indemnification Notice"). Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will have the right to control the defense or settlement of any such action subject to the provisions set forth below, but the Indemnified Party may, at its election, participate in the defense of any action or proceeding at its sole cost and expense. Should the Indemnifying Party fail to defend any such action (except for failure resulting from the Indemnified Party's failure to timely give the Indemnification Notice), then, in addition to any other remedy, the Indemnified Party may settle or defend such action or proceeding through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel. The Indemnified Party will not compromise or settle any claim without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld; provided, however, if such approval is unreasonably withheld, the liability of the Indemnified Party will be limited to the total sum represented in the amount of the proposed compromise or settlement and the amount of the Indemnified Party's reasonable counsel fees incurred in defending such claim, as permitted by the preceding sentence, accrued at the time said approval is unreasonably withheld. Notwithstanding the preceding sentence, the foregoing limitation on the liability of the Indemnified Party shall only be applicable if (i) a complete release of the Indemnifying Party is contemplated to be part of the proposed compromise or settlement of such third party claim and (ii) the Indemnifying Party withholds its consent to such compromise or settlement.

         SECTION 8.5.     PROCEDURE FOR INDEMNIFICATION WITH
                          RESPECT TO NON-THIRD-PARTY CLAIMS.

         In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the claim asserted (the "Indemnification Notice"). If the Indemnifying Party, within 30 days (or such greater time as may be necessary for the Indemnifying Party to investigate such Indemnifiable Claim not to exceed 60 days), after receiving the Indemnification Notice from the Indemnified Party, shall not give written notice to the Indemnified Party announcing their intent to contest such assertion of the Indemnified Party (the "Contest Notice"), such assertion shall be deemed accepted and the amount of claim shall be deemed a valid Indemnifiable Claim. During the time period set forth in the preceding sentence, the Indemnified Party shall cooperate fully with the Indemnifying Party in respect of such Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving a Contest Notice to the Indemnified Party within said period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten days after such notice, the contested assertion of a claim shall be referred to arbitration in accordance with Section 10.11 hereof.

                             ARTICLE IX. TERMINATION

         Section 9.1. Termination by Either Party. This Agreement may be terminated and cancelled at any time prior to the Closing by Buyer or Seller upon written notice to the other if: (i) any of the representations or warranties of the other party, as the case may be, contained herein or in any Schedule attached hereto shall prove to be inaccurate or untrue in any material respect; or (ii) any obligation, term or condition to be performed, kept or observed by such other party, as the case may be, hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement.

         SECTION 9.2. TERMINATION BY BUYER. This Agreement may be terminated and cancelled by Buyer without penalty, damages, payments or liabilities whatsoever to either party: (i) with or without cause at any time prior to the close of business on October 3, 1995, upon reimbursement to Seller of its reasonable costs and expenses incurred in connection with its negotiations of, and preparation to consummate the transactions contemplated by, this Agreement; or
(ii) at any time prior to the Closing in the event of a material adverse loss or damage to the Property in excess of $100,000, it being understood by the parties that none of the risk of any such loss or damage prior to the Closing shall be borne by Buyer. In the event of a loss or damage to the Property prior to the Closing and the Closing shall have occurred, Buyer shall be entitled to receive any insurance proceeds received by Seller in respect of such loss or damages.

                       ARTICLE X. MISCELLANEOUS PROVISIONS

         SECTION 10.1. NOTICES. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar service) or three (3) business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party: If to Seller: Klockner Namasco Corporation 100 South Ashley Drive Suite 1990 Tampa, Florida 33602 Attention: David Moore

                  With a copy to:      Powell Goldstein Frazer & Murphy
                                       191 Peachtree Street, N.E.
                                       16th Floor
                                       Atlanta, Georgia 30303
                                       Attention:  Robert Reynolds, Esq.


                  If to Buyer:         Wheeling-Pittsburgh Steel Corporation
                                       1134 Market Street
                                       Wheeling, West Virginia 26003
                                       Attention: James Gibbons
                                       V.P. - Director Long Range Planning

                  With a copy to:      Olshan Grundman Frome & Rosenzweig LLP
                                       505 Park Avenue
                                       New York, New York 10022
                                       Attention: Steven Wolosky, Esq.

         SECTION 10.2. ENTIRE AGREEMENT. This Agreement, the Additional Documents and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

         SECTION 10.3. BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and Buyer, its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party or parties except that Buyer shall have the right to assign its rights but not its obligations hereunder to an affiliate of Buyer, provided such assignment does not adversely affect the satisfaction of any of the conditions set forth in
Section 7.2 or the obligations of Buyer under this Agreement. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

         SECTION 10.4. CAPTIONS. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof. Section 10.5. Expenses of Transaction. Except as provided in Section 9.2, Seller shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, and will make all necessary arrangements so that the Property will not be charged with or diminished by any such cost or expense. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. The liability for sales, real estate transfer and/or documentary taxes (but not income or similar type taxes) in connection with the sale and delivery of the Property shall be the responsibility of Seller.

         SECTION 10.6. WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

         SECTION 10.7. NO THIRD PARTY BENEFICIARIES. Subject to Section 10.3 hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, limited liability company or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

         SECTION 10.8. COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         SECTION 10.9. GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

         SECTION 10.10. REMEDIES OF BUYER AND SELLER. The Property and the Buyer Raw Materials are unique and not readily available. Accordingly, each of Buyer and Seller acknowledges that, in addition to all other remedies to which they are entitled, Buyer and Seller shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided the party seeking such remedy is not in material default hereunder.

         SECTION 10.11. ARBITRATION. If the parties in good faith cannot resolve any controversy or claim arising out of or related to this Agreement or in connection with a breach of this Agreement within 10 days after the claimant gives written notice of such controversy or claim to the other parties, any party may demand and commence arbitration of the controversy or claim. In the event of a demand for arbitration, Buyer shall select one arbitrator and Seller shall select one arbitrator, within thirty (30) days after such demand shall have been given (the "Demand Date") and the two arbitrators, within forty-five
(45) days after the Demand Date shall select a third arbitrator. If the third arbitrator shall not be selected within forty-five (45) days of the Demand Date, either Buyer or Seller may apply to the American Arbitration Association (or any successor thereto) for the appointment of an arbitrator in New York, New York or such other city (the "Place of Arbitration") as the parties may agree upon, and the parties shall be bound by the appointments made by such Association. The arbitration shall be held as promptly as practicable thereafter under the rules of the American Arbitration Association in effect at the time such controversy, claim or breach is submitted to arbitration. The determination made in accordance with such rules shall be delivered in writing to the parties hereto and shall be final, binding and conclusive upon them and, in the case of arbitration pursuant to this Section 10.11 hereof, the amount of the claim, if any, of Buyer determined to exist shall be a valid Indemnifiable Claim.

         SECTION 10.12. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WITNESSES:                               BUYER:

                                        WHEELING-PITTSBURGH STEEL
                                        CORPORATION

-------------------------------
                                         By:
                                             ------------------------------
                                             Name:
                                             Title:


                                         SELLER:

                                         KLOCKNER NAMASCO CORPORATION
-------------------------------

                                         By:
                                             -----------------------------
                                             Name:
                                             Title

                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN
                      WHEELING-PITTSBURGH STEEL CORPORATION
                        AND KLOCKNER NAMASCO CORPORATION

                         LIST OF SCHEDULES AND EXHIBITS

                                    SCHEDULES

Schedule 1.1(a)                     Personal Property

Schedule 1.1(b)                     Non-Prime Inventory

Schedule 1.1(c)                     Marks

Schedule 1.1(d)                     Personal Property Leases

Schedule 1.1(e)                     Contracts

Schedule 3.1                        Buyer Raw Materials

Schedule 4.2(a)                     Jurisdictions in Which the Property is
                                    Located

Schedule 4.2(b)                     Necessary Consents

Schedule 4.2(c)                     Breach of Statute or Contract

Schedule 4.2(f)                     Liabilities

Schedule 4.2(g)                     Marks

Schedule 4.2(h)                     Compliance with Laws

Schedule 4.2(j)                     Scheduled Employees

Schedule 4.2(l)                     Title to Properties

Schedule 4.2(n)                     Inventories

Schedule 4.2(p)                     Credit Terms; Product Warranties

                                    EXHIBITS

A        Allocation Certificate

B        General Conveyance, Assignment and Bill of Sale

C        Assignment and Assumption Agreement

D        U.S. Trademarks Assignment

E        Opinion of Counsel to Seller

F        Toll Processing Agreements

G        Agreement as to Lease

H        Opinion of Counsel to Buyer

I        Registration Rights Agreement

J        Investment Representation Letter